Exhibit 99.1
Contact:
James Panek
VaxGen, Inc.
(650) 624-1000
VaxGen Provides Financial Update Following the Filing of its 10-Q for
Second Quarter with SEC; Results Include $8.5 Million Charge in
Respect of Manufacturing Plant Asset Impairment
South San Francisco, Calif. — August 27, 2008 — VaxGen, Inc. (OTC: VXGN.OB), a biopharmaceutical company, today provided a financial and operational update since the filing of its quarterly report on Form 10-Q with the Securities and Exchange Commission on August 14, 2008.
VaxGen had approximately $59 million in cash and equivalents and investment securities as of June 30th, 2008, or $29 million net of the Company’s $30 million of outstanding convertible debt. VaxGen reported a net loss for the second quarter of $10.4 million, reflecting a non-cash asset impairment charge of $8.5 million associated with the carrying value of the Company’s manufacturing and laboratory assets. VaxGen’s management and board determined to take this charge in light of an aborted transaction to sell the facility and associated equipment, and reflecting the length of time that the facility has been marketed without success.
James P. Panek, VaxGen’s President and CEO, commented “While we have taken several important steps to preserve capital, we are obviously disappointed that the anticipated sale of the manufacturing plant and equipment fell through, having completed diligence and agreed to terms, for reasons entirely unrelated to VaxGen or the plant. In light of this, however, our expectations going forward need to reflect the difficulty we have experienced selling this asset. The encumbrance of the facility lease represents our single largest remaining financial liability.”
Since the end of the second quarter, the Company has spent $18.3 million repurchasing $22 million in face value of its convertible debt, and received repayment of $6.3 million from Raven biotechnologies in respect of the bridge loan and accrued interest. As a result, VaxGen had approximately $46.5 million in cash and equivalents and investment securities as of July 31st, 2008, or $38.5 million net of the Company’s $8 million of outstanding convertible debt.
On August 25, 2008, VaxGen received a $1 million milestone payment from Emergent BioSolutions, Inc., the purchaser of the Company’s recombinant anthrax vaccine development program and associated assets, related to the generation of non-clinical data demonstrating the immunopotency and improved stability of the vaccine candidate.
During the second and third quarters, VaxGen further reduced its staff and operating expenses to preserve capital as it seeks to identify a strategic transaction which can deliver shareholder value. As a result of these cost cutting efforts, VaxGen will terminate Piers Whitehead, Vice President of Corporate and Business Development as of August 31 2008.
“With our new Strategic Transaction Committee of the Board fully engaged, and given the status of the transaction process, and our business, the Company and Piers can now part ways”, said James P. Panek. “Piers has made innumerable contributions to VaxGen since joining VaxGen in 2002. His strategic thinking, negotiating skills and breadth of experience have been of tremendous value to the Company. He will be missed.”

VaxGen expects its average monthly cash burn to be approximately $750,000, excluding unusual items. Management considers “cash burn” to be a non-GAAP financial measure. A reconciliation to GAAP is not provided since we are unable to predict the occurrence of unusual items which could be material to the company’s results of operations.
About VaxGen
VaxGen is a biopharmaceutical company based in South San Francisco, California. The company owns a state-of-the-art biopharmaceutical manufacturing facility with a 1,000-liter bioreactor that can be used to make cell culture or microbial biologic products. The facility is contained within leased premises. For more information, please visit the company’s web site at www.vaxgen.com.
Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the VaxGen’s anticipated cash expenditures and its potential sale of assets and assignment of lease. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Additional information concerning these and other risk factors is contained in VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
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